PIONEER HI-BRED INTERNATIONAL, INC.

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To be held
                        February 28, 1995

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of the Shareholders of Pioneer Hi-Bred International, Inc. to be held at its Carver Center located at 7000 Pioneer Parkway, Johnston, Iowa, 50131 on Tuesday, February 28, 1995, at 2:00 P.M., Central Standard Time, for the following purposes:

    1.  To elect seven (7) Directors.

    2. To ratify the appointment of KPMG Peat Marwick as independent auditors.

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

The close of business on December 27, 1994, has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, this meeting. Such shareholders may vote in person or by Proxy.
The stock transfer books will not be closed.

IF YOU ARE UNABLE TO ATTEND THE MEETING, PLEASE DATE, SIGN, AND RETURN PROMPTLY THE ACCOMPANYING PROXY, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THANK YOU IN ADVANCE FOR YOUR COOPERATION.

                                  BY ORDER OF THE BOARD OF DIRECTORS



                                  Jerry L. Chicoine, Secretary

January 13, 1995



                           PIONEER HI-BRED INTERNATIONAL, INC.
                          700 Capital Square, 400 Locust Street
                                Des Moines, Iowa  50309
                                    (515) 248-4800
                                Corporate Headquarters

                            P R O X Y   S T A T E M E N T

The enclosed Proxy is being solicited by the Board of Directors of Pioneer Hi-Bred International, Inc. (the "Company") in connection with the Annual Meeting of Shareholders to be held on February 28, 1995, or at any adjournment or adjournments thereof. To assure adequate representation at the Annual Meeting, shareholders are requested to promptly sign and return the enclosed Proxy. It is anticipated that the Proxy Statement and Proxy will be mailed to shareholders on or about January 13, 1995.

                           RECORD DATE; VOTING OF SHARES

Only shareholders of record at the close of business on December 27, 1994, will be entitled to vote at the Annual Meeting.

As of the close of business on December 15, 1994, there were 84,634,812 shares of Common Stock outstanding. The exact number of votes which the holders of the outstanding shares as of close of business on December 27, 1994 will be entitled to cast at the 1995 Annual Meeting cannot be determined at the date of this Proxy Statement because a shareholder has until February 23, 1995 to establish (in accordance with the procedures set out in Exhibit A) that the Shareholder is entitled to more votes than indicated on the Shareholder's Proxy. Each share beneficially owned continuously by the same person since December 28, 1991 will be entitled to five (5) votes per share. All other shares are entitled to one (1) vote per share. Exhibit A to this Proxy Statement outlines the procedures for determining when changes in beneficial ownership are deemed to occur.

Proxies furnished by shareholders pursuant hereto will be voted in accordance with the directions on such Proxies. If no choice is specified, the Proxy will be voted (i) for the election of the nominees listed under "Election of Directors"; (ii) for ratification of the appointment of KPMG Peat Marwick as independent auditors; and (iii) at the discretion of the Proxy holders with regard to such other business as may come before the meeting. If for any reason one (1) or more of the nominees should be unable or refuse to serve as a Director (an event which is not anticipated), the person named in the enclosed Proxy will vote for substitute nominees of the Board of Directors unless otherwise instructed. The Board of Directors knows of no matters to come before the meeting other than those set forth in the Proxy Statement. If any further business is presented to the meeting, the persons named in the Proxy will act on behalf of the shareholders they represent according to their best judgment.

Abstentions and broker nonvotes are treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker nonvotes are not counted for purposes of determining the election of directors and ratification of auditors.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF ALL OF THE
PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

                               REVOCABILITY; COSTS

Any shareholder giving a Proxy has the power to revoke it at any time before it is voted. Revocation of a Proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking it, or
(ii) a duly executed Proxy bearing a later date. In addition, a shareholder who is present at the Annual Meeting may revoke the shareholder's Proxy and vote in person if the shareholder so desires.

The cost of the solicitation of Proxies will be borne by the Company. Proxies may be solicited personally, by telephone, or by Fax by a few regular employees of the Company. The Company will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending Proxy material to principals and obtaining their Proxies.

                              PROPOSAL 1
                         ELECTION OF DIRECTORS

The Articles of Incorporation of the Company provide for the classification of the Board of Directors into three (3) classes with the Directors of each class being elected for a term of three (3) years.
The terms of the Directors currently serving in Class II and Class III, except for Nancy Y. Bekavac and Luiz Kaufmann, extend to the Annual Meetings of Shareholders in 1996 and 1997 respectively, and until a successor is elected and qualified. At the Annual Meeting of Shareholders on February 28, 1995, five (5) Class I Directors are to be elected to serve until the Annual Meeting of Shareholders in 1998, and until their successors are elected and qualified, and two (2) Class III Directors are to be elected to serve until the Annual Meeting of Shareholders in 1997, and until their successors are elected and qualified. A majority of votes cast is required for election of the nominee. Following is (i) a list of a nominees and, (ii) a list of other Directors currently serving in Classes II and Class III.

The Board of Directors unanimously recommends a vote of "FOR" the election of each of the nominees.

                         INFORMATION CONCERNING NOMINEES

                     Age at  Director
      Name          10/21/94  Since         Background

Class I -- Term will expire in 1998

Dr. Pedro M. Cuatrecasas  58 1991 Since 1989, Dr. Cuatrecasas has served as Vice President of Warner-Lambert
                                  Company, Morris Plains, New Jersey (a
                                  pharmaceutical company), and as
                                  President of its Pharmaceutical
                                  Research Division in Ann Arbor,
                                  Michigan.  Dr. Cuatrecasas previously
                                  held the position of Senior Vice
                                  President, Research and Development of
                                  Glaxo, Inc., Research Triangle Park,
                                  North Carolina (a pharmaceutical
                                  research company) from 1986-1989.

Fred S. Hubbell.........  43 1990 Since April, 1993, Mr. Hubbell has
                                  served as Chairman of Equitable of
                                  Iowa Companies, Des Moines, Iowa (a
                                  life insurance and annuities company).
                                  Mr. Hubbell has held the position of
                                  Chief Executive Officer since April,
                                  1989, and President since May, 1987,
                                  of Equitable of Iowa Companies.  Mr.
                                  Hubbell is a Director of Equitable of
                                  Iowa Companies and The Macerich
                                  Company, Santa Monica, California (a
                                  shopping center REIT).

Charles S. Johnson......  56 1981 Since 1973, Mr. Johnson has served in an executive position with the
                                  Company.  Mr. Johnson is currently
                                  Executive Vice President of the
                                  Company effective March, 1993.  Mr.
                                  Johnson is also a Director of
                                  Boatman's Bank, N.A., Des Moines,
                                  Iowa.

H. Scott Wallace........  43 1988 Since 1994, Mr. Wallace has served as
                                  Special Counsel for the National Legal
                                  Aid and Defender Association (a
                                  nonprofit educational association of
                                  lawyers ).  From 1992 to 1994, Mr.
                                  Wallace was Senior Fellow at the
                                  Criminal Justice Policy Foundation in
                                  Washington, D.C. (a non-profit
                                  educational association promoting
                                  criminal justice reform).  From 1985
                                  to 1992, Mr. Wallace was Legislative
                                  Director, National Association of
                                  Criminal Defense Lawyers, Washington,
                                  D.C.

Herman H.F. Wijffels....  52 1990 Since 1986, Mr. Wijffels has been
                                  Chairman of the Executive Board of
                                  Rabobank Nederland, The Netherlands (a
                                  cooperative banking organization doing
                                  business internationally).



Class III--Term will expire in 1997

Nancy Y. Bekavac .......  47 1994 Since July, 1990, Ms. Bekavac has been
                                  President of Scripps College,
                                  Claremont, California.  From 1988
                                  through 1990, Ms. Bekavac served as
                                  Counselor to the President, Dartmouth
                                  College, Hanover, New Hampshire.  Ms.
                                  Bekavac is also a Director of Electro
                                  Rent Corp., Van Nuys, California (a
                                  computer and electronic test and
                                  measurement equipment leasing
                                  company).

Luiz Kaufmann ..........  49 1994 Since November, 1993, Mr. Kaufmann has
                                  been the President and CEO of Aracruz
                                  Celulose S.D., Rio de Janeiro, Brazil
                                  (a pulp producer).  From November 1990
                                  through October, 1993, Mr. Kaufmann
                                  was the Executive Vice President of
                                  Petropar S.D.A., Porto Alegre, Brazil
                                  (an investment holding company), and
                                  from January, 1985 through November,
                                  1990 was the Chief Executive Officer
                                  of Multiplic S.D.A., Rio de Janeiro,
                                  Brazil (a financial holding company).

           INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE

                     Age at  Director
      Name          10/21/94  Since         Background

Class II--Term Expires in 1996

Dr. Ray A. Goldberg.....  68 1983 Since July, 1970, Dr. Goldberg has
                                  been Moffett Professor of Agriculture
                                  and Business, Harvard University
                                  Graduate School of Business
                                  Administration.  Dr. Goldberg is a
                                  Director of Archer Daniels Midland,
                                  Inc., Decatur, Illinois (a corn,
                                  soybean, and wheat processor), Vigoro,
                                  Inc., Chicago, Illinois (a fertilizer
                                  company), and Ecoscience, Inc.,
                                  Worcester, Massachusetts (a
                                  biotechnology company specializing in
                                  safe pesticides).

Dr. F. Warren McFarlan..  57 1987 Dr. McFarlan has been the Ross Graham
                                  Walker Professor of Business
                                  Administration, Harvard University
                                  Graduate School of Business
                                  Administration and tenured since 1973.
                                  Dr. McFarlan is a Director of
                                  Providian Corporation, Louisville,
                                  Kentucky (an insurance company), and
                                  Computer Sciences Corporation,
                                  Los Angeles, California (a computer
                                  system integration company).

Dr. Owen J. Newlin......  66 1967 From 1978 to 1993, Dr. Newlin served in an executive position with the
                                  Company.  Dr. Newlin retired as Senior
                                  Vice President of the Company in
                                  April, 1993.  Dr. Newlin is a Director
                                  of Boatman's Bank, Iowa, N.A., Iowa
                                  Health System (a non-profit hospital),
                                  and Iowa Health System Hospital
                                  Corporation (a non-profit hospital),
                                  of Des Moines, Iowa.

Robert P. Seifert.......  67 1989 Since 1977, Mr. Seifert has served in an executive position with the
                                  Company. Mr. Seifert is currently
                                  Senior Vice President-Senior Research
                                  Fellow of the Company effective
                                  January, 1994.    Mr. Seifert served
                                  as  Senior Vice President of Research
                                  of the Company from March, 1990 to
                                  January, 1994.

Thomas N. Urban.........  60 1973 Since 1974, Mr. Urban has served in executive position with the Company.
                                  Mr. Urban is currently Chairman of the
                                  Board and President of the Company
                                  effective January, 1984.  Mr. Urban is
                                  also a Director of Equitable of Iowa
                                  Companies, Des Moines, Iowa (a life
                                  insurance and annuities company),
                                  Sigma Aldrich Corporation, St. Louis,
                                  Missouri (a research chemicals
                                  company), and The Weitz Corporation,
                                  Des Moines, Iowa (a building
                                  construction and real estate
                                  development company).

Class III--Term expires in 1997

C. Robert Brenton.......  64 1973 Since 1990, Mr. Brenton has been
                                  Chairman of the Board of Brenton
                                  Banks, Inc., and is currently a
                                  Director of Brenton Banks, Inc., Des
                                  Moines, Iowa.  Mr. Brenton also served
                                  as President of Brenton Banks, Inc.
                                  from 1969 to 1990.

Dr. Virginia Walbot.....  48 1985 Since 1989, Dr. Walbot has been a
                                  Professor at Stanford University's
                                  Department of Biological Sciences,
                                  Standford, California.  Dr. Walbot
                                  previously held the position of
                                  Associate Professor at Stanford
                                  University's Department of
                                  Biological Sciences since 1981.

Fred W. Weitz...........  65 1978 Since 1964, Mr. Weitz has been the
                                  President of The Weitz Corporation,
                                  Des Moines, Iowa (a building
                                  construction and real estate
                                  development company).  Mr. Weitz is
                                  also a Director of Principal Mutual
                                  Life Insurance Company and Wilian
                                  Holding Company (parent company of
                                  Economy Forms Corp., a manufacturer of
                                  concrete forms), both of Des Moines,
                                  Iowa.

                     COMMITTEES OF THE BOARD OF DIRECTORS

The Company has a standing Audit Committee, Compensation Committee, and Nominating Committee.

The Audit Committee is composed of five (5) Directors: Herman H.F. Wijffels (Chairman), C. Robert Brenton, Luiz Kaufmann, Dr. Owen Newlin, and Dr. Virginia Walbot. This Committee has general oversight responsibility with respect to the Company's financial reporting including making recommendations to the Board of Directors as to the independent accountants of the Company, reviewing with independent accountants the scope of their examination and other matters, and reviewing generally the internal auditing procedures of the Company. The Audit Committee meets as required and met three (3) times during fiscal 1994.

The Compensation Committee administers all executive compensation programs of the Company. It is composed of three (3) Directors: Fred
S. Hubbell (Chairman), Dr. Ray Goldberg, and Dr. Pedro Cuatrecasas. The Compensation Committee meets as required and met four (4) times during fiscal 1994.

The Nominating Committee is composed of five (5) Directors: Dr. F. Warren McFarlan (Chairman), Thomas N. Urban, H. Scott Wallace, Nancy Y. Bekavac, and Fred W. Weitz. This Committee establishes criteria for and presents the names of the nominees for membership on the Board of Directors, including those nominees recommended by shareholders, to the Board of Directors for approval. In addition, it is the responsibility of this Committee to continue to search for persons qualified to be members and to bring to the attention of the Chairman and the Board of Directors any proposed nominees for further consideration and action.

The Committee will consider nominees recommended by shareholders. Any such recommendation should be sent to the Secretary of the Company in accordance with the procedure set forth in the Company's Bylaws. Shareholders may nominate candidates for the Board of Directors at an annual meeting of Shareholders, only if prior notice of such intention has been given to the Secretary of the Company not later than 90 days prior to the anniversary date of the record date set for the immediate preceding year's annual meeting of Shareholders and with respect to election to be held at a special meeting of shareholders, only if prior notice of such intention has been given to the Secretary of the Company not later than the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Such notice shall include (a) the name and address of the shareholder and nominee, (b) a description of all arrangements or understandings between the shareholder, nominee and other persons (naming such persons) regarding the nomination, (c) the consent of the nominee to serve as a Director if elected, and (d) a representation that the shareholder is the holder of record of Company stock and intends to appear in person or by proxy to nominate the person specified in the notice. In addition, the notice shall include such other information regarding the nominee as would be required to be included in a Proxy Statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors.

The Nominating Committee is also responsible for reviewing management's evaluation of any officers proposed for nomination to the Board of Directors, and reviewing the qualifications of, and, when appropriate, interviewing candidates who may be proposed for nomination to the Board of Directors, including those nominees recommended by shareholders. The Nominating Committee meets as required and met four (4) times during fiscal 1994.

The Board of Directors met four (4) times during fiscal 1994. All members attended at least 75% of the total number of meetings of the Board of Directors and Committees of the Board on which they serve.




      SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the shares of Common Stock beneficially owned, at November 22, 1994, by (i) each director, (ii) each of the Named Executive Officers as defined in "Compensation-Executive Compensation,"
(iii) all Executive Officers and Directors as a group, and (iv) each person known by the Company to own more than 5% of the Common Stock.

                        Shares Beneficially     Percent of Class
      Name                   Owned (1)       as of Nov. 22, 1994 (2)

   OVER 5% BENEFICIAL OWNERS:

   Jean Wallace Douglas.......  5,935,995 (3)           7.01%
   Robert B. Wallace..........  4,287,580 (4)           5.06%

     OTHERS:

     Nancy Y. Bekavac...........        197                 (*)
     C. Robert Brenton..........      1,098                 (*)
     Jerry L. Chicoine..........     36,690                 (*)
     Pedro M. Cuatrecasas.......        274                 (*)
     Dr. Ray A. Goldberg........      8,400                 (*)
     John D. Hintze.(5).........      4,506                 (*)
     Fred S. Hubbell............      1,449                 (*)
     Charles S. Johnson.........     49,337                 (*)
     Luiz Kaufmann..............          0                 (*)
     Dr. F. Warren McFarlan.....      2,565                 (*)
     Dr. Owen J. Newlin.........  2,628,786               3.11%
     Robert P. Seifert..........     35,185                 (*)
     Thomas N. Urban............    363,997 (6)             (*)
     Dr. Virginia Walbot........        304                 (*)
     H. Scott Wallace...........    676,281                 (*)
     Fred W. Weitz..............      5,970                 (*)
     Herman H.F. Wijffels.......          0                 (*)

     All Executive Officers and Directors
      as a Group (29 persons).... 4,104,339               4.85%


(*) The number of shares owned represents less than 1% of the outstanding stock.

(1) Shares listed include Restricted Stock which have restrictions on transfer for five (5) years after the date of grant. Unless otherwise indicated in the notes, where applicable, each shareholder and/or the spouse of the shareholder, have sole voting and investment power with respect to the shares beneficially owned.

(2) Based solely on the number of outstanding shares; does not take into account disparities in voting rights which may arise due to the fact that some shares are entitled to five (5) votes per share and some shares are entitled to one (1) vote per share.

(3)  Does not include 3,691,704 shares held by the Wallace
     Foundation, of which Mrs. Douglas is President and one (1) of three (3) Directors. Mrs. Douglas' address is c/o W. Leslie
     Douglas, 725-15th Street, N.W., Washington, D.C. 20005.

(4)  Does not include 3,691,704 shares held by the Wallace Genetic
     Foundation, of which Mr. Wallace is one (1) of three (3)
     Directors.  Mr. Wallace's address is 1120-19th Street, Suite 550,
     Washington, D.C., 20036.

(5)  Resigned after the year-end.

(6)  Does not include 141,313 shares held by an estate of which Mr.
     Urban is executor and 2,215 shares held by trusts of which Mr.
     Urban is a trustee, of which he disclaims beneficial ownership.


EXECUTIVE OFFICERS

Set forth below are the names, ages, titles, and present and past positions of the persons serving as Executive Officers of the Company.

                    Age at  Officer
        Name       10/21/94  Since          Background

Wayne L. Beck...........  46 1993 Mr. Beck was elected to his present position as Vice President, Supply
                                  Management, effective March, 1993, and
                                  since 1988, served as Director of
                                  North American Seed Division-
                                  Production.

Carrol D. Bolen.........  56 1983 Mr. Bolen was elected to his present position as Vice President effective
                                  January, 1983.  Mr. Bolen served as
                                  Director of the Company's Specialty
                                  Plant Products Division from
                                  September, 1988 until 1994, when he
                                  was appointed to his present position
                                  as Director of Business Development.

Jack A. Cavanah.........  56 1991 Mr. Cavanah was elected to his present position as Vice President effective
                                  March, 1991, and serves as Director of
                                  the Company's Corn Research
                                  Department.  Mr. Cavanah has been an
                                  employee of the Company since 1962.

Jerry L. Chicoine.......  52 1988 Mr. Chicoine was elected to his present position as Senior Vice
                                  President, Chief Financial Officer and
                                  Corporate Secretary effective March,
                                  1990.  Mr. Chicoine served as Senior
                                  Vice President and Chief Financial
                                  Officer from 1989 to 1990; and as Vice
                                  President and Senior General Counsel
                                  from 1988 to 1989.  Mr. Chicoine is
                                  also a director of Central Resource
                                  Group, Inc. (a financial and real
                                  estate agency holding company).

Dwight G. Dollison......  51 1988 Mr. Dollison was elected to his present position as Treasurer
                                  effective March, 1988, and from 1980
                                  to September, 1990, held the position
                                  of Controller of the Company.

Andre Faget.............  59 1989 Mr. Faget was elected to his present position as Vice President and
                                  Director of Operations, South Europe,
                                  effective September, 1989, and since
                                  1988, has been serving as the Regional
                                  Operations Director for Europe.

Brian G. Hart...........  39 1991 Mr. Hart was elected to his present position as Corporate Controller
                                  effective September, 1990, and has
                                  been an employee of the Company since
                                  1984.

John D. James.............49 1991 Mr. James was elected to his present position as Senior Vice President
                                  effective March, 1994.  Mr. James
                                  previously held the position of Vice
                                  President and Group Executive for the
                                  Company from March, 1991 to March,
                                  1994, and was the President of
                                  Business Information Services of the
                                  Company from 1986 to 1991.

Charles S. Johnson......  56 1981 See "Proposal 1:  Election of
                                  Directors."

Dr. Hector R.R. Laurence..49 1993 Dr. Laurence was elected to his present position as Vice President
                                  effective March, 1993, and serves as
                                  Regional Director for Latin American
                                  Operations.  Dr. Laurence has been an
                                  employee of the Company since 1984.

Mary A. McBride.........  47 1991 Ms. McBride was elected to her present position as Vice President, Marketing,
                                  in March, 1991, and previously was the
                                  Market Analysis Director and Marketing
                                  Director of the Company from 1987 to
                                  1991.

Dr. Richard L. McConnell  44 1991 Dr. McConnell was elected to his present position as Senior Vice
                                  President and Director of Research in
                                  March, 1994.  From 1991 to 1993, he
                                  held the position of Vice President
                                  and Director of North America
                                  Research; and was the Director of
                                  North America Corn Breeding from 1984
                                  to 1990.

Robert P. Seifert.......  67 1989 See "Proposal 1:  Election of
                                  Directors."

Thomas N. Urban.........  60 1973 See "Proposal 1:  Election of
                                  Directors."

John T. Watson..........  57 1991 Mr. Watson was elected to his present position as Vice President of the
                                  Company in March, 1991, and serves as
                                  Director of Operations for the
                                  Commonweath of Independent States,
                                  Oceania, and Turkey.  From 1988 to
                                  March, 1991, Mr. Watson was the
                                  Administrative Director, International
                                  Operations with responsibility over
                                  multiple geographic areas.

Robert K. Wichmann......  57 1986 Mr. Wichmann was elected to his present position as Vice President,
                                  North American Seed Division-Sales, in
                                  March, 1986.

    COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Philosophy

The Compensation Committee's guiding principle is to encourage and reward executives for short-term and long-term performance. The Company believes that performance creates shareholder value. A substantial portion of executive compensation is contingent upon meeting specific performance goals. As an employee assumes greater responsibility, a larger portion of his/her total compensation will be contingent on performance. The performance criteria are selected based upon executives' ability to impact such performance and the correlation of such performance to shareholder value.

Share ownership and retention are integral parts of the compensation program. This assures that executives/owners, like other shareholders, have a concrete interest in the long-term success of the Company. It also gives executives the long-term perspective required in an industry which takes several years to develop a product.

The Company is the global leader in the industry which requires extensive research and a long-term focus to be successful. The Company wants to attract and retain top-notch employees in order to sustain the long-term success necessary to maintain its leadership. For fiscal year 1994, each component of compensation and total compensation for executives was targeted at the average compensation of executives in similar positions in Comparator Organizations as defined in the paragraph below. The total compensation earned by executives is expected to be above average when performance is high and below average when performance is low.

To support this business strategy, the Company's total compensation opportunity will be aggressively competitive in the future when planned pre-tax profit, asset utilization, and key individual/team goals are achieved. Following is a table which shows targeted compensation levels for each component of compensation as compared to compensation of executives in similar positions in Comparator Organizations for fiscal 1995 and beyond:


                                           Target Competitive Percentile
    Compensation Component                  if Planned Results Achieved

    Base Salary                                    50th - 60th

    Total Annual Cash Compensation
     (Base + Annual Reward)                        65th - 75th

    Long-Term Rewards                              65th - 75th

    Benefits                                       50th - 60th

    Total Compensation (Base + Rewards + Benefits) 65th - 75th

Exceeding planned results would result in total compensation above the 75th percentile while performance below planned levels could result in total compensation below the 50th percentile.

Competitive market compensation information was gathered for the Compensation Committee, with input from an independent consultant, from a group of companies (Comparator Organizations) having one (1) or more of the following attributes: related industry, similar revenue size, research orientation, substantial international operations, or geographic proximity to the Company. The Compensation Committee believes that the Comparator Organizations represent the Company's most direct competitors for executive talent. Although some of the companies in the Comparator Organizations are in the Combined Value Line Index utilized for shareholder return comparison in the "Performance Graph," the Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that should be included in an index established for comparing shareholder returns for the following reasons: 1) direct competitors for executive talent are not necessarily the same companies that are relevant for comparing shareholder returns because such factors as the geographical location and size of organization have a greater impact on salaries than on investor decisions, and 2) the ability to obtain accurate compensation information influences which companies are included in the pay comparison.

Role of the Compensation Committee

The Compensation Committee has responsibility for reviewing and approving the design of all of the Company's compensation programs and pension and welfare benefits. For the Chairman and President, the Compensation Committee also has responsibility for determining base salary, annual rewards, and long-term rewards. For other executives, the Compensation Committee also has responsibility for reviewing salary and rewards. All Compensation Committee members are non-employee members of the Board of Directors. An independent compensation consultant has provided input on executive compensation program design and helped conduct competitive total compensation analysis. Compensation Committee decisions relating to compensation of the Chairman and President are reviewed by the full Board of Directors.

Compensation Components

Other than employee benefits, there are three (3) primary components in the compensation package for executives. All components of compensation are collectively considered when setting each individual component of compensation.

Base Salary: The base salaries of executives are reviewed and set annually. As noted above, base salaries are targeted at the average of the Comparator Organizations' executives in similar positions in fiscal 1994 and will be targeted at the 50th to 60th percentile of Comparator Organizations' executives in similar positions in fiscal 1995 and beyond. In addition to considering salaries in the Comparator Organizations, individual salaries are determined by executives' responsibilities, experience, past performance, internal equity considerations, and the internal relative value of positions. During fiscal year 1994, salaries of executives were increased by 5.67% based on the factors discussed above.

Management Reward Program: The Management Reward Program is designed to focus management efforts on critical annual and long-term performance goals and to reward results achieved in relation to those goals. Two separate plans are utilized to meet this objective. Both reward executives for achievement of goals. The Management Reward Program-- Performance-Based Plan (the "MRP Part I") provides "performance-based compensation" as defined under 162(m) of the Internal Revenue Code (the "Million Dollar Cap Legislation"). It rewards individuals for meeting financial goals approved by the Compensation Committee. Rewards under this plan are a significantly larger portion of the total reward opportunity for executives than rewards under the second plan.

Part II of the Management Reward Program (the "MRP Part II") rewards executives for meeting individual or team goals. Again, performance is the driver in determining rewards.

Target reward opportunities under both plans are established and monitored according to competitive market standards. Target rewards begin at 8% of fiscal year-end base salary for key employees and range from 34% to 59% of fiscal year-end base salary for executives, with the target percentage increasing with increased responsibility. In fiscal 1994, rewards were targeted at the average of compensation of executives in similar positions at the Comparator Organizations for achieving plan results. In the future, if target performance levels are achieved, executives' total annual cash compensation will be approximately at the 65th to the 75th percentile of the Comparator Organizations' executives in similar positions. The Compensation Committee decided to implement this more aggressively competitive approach for two reasons: 1) to ensure that the Company continues to attract and retain top-notch employees necessary to maintain global leadership in its research intensive businesses, and 2) financial performance goals achievement has placed the Company at the 75th percentile in terms of business performance. However, the actual rewards can range from zero, when financial and individuals performance is low, to several multiples of the target reward opportunities when performance is high.

Under the MRP Part I, financial goals are approved at the beginning of each fiscal year by the Compensation Committee consistent with the planning process and are measured in terms of pre-tax profit and asset utilization (the amount of assets utilized to achieve pre-tax profit) at the Company level and business unit levels. Executives receive between 25% and 100% of the targeted reward based on Company-wide performance and the balance, if any, based on business unit performance depending on each executive's specific responsibilities. Rewards increase with increased pre-tax profit and increase when less assets are utilized to accomplish the pre-tax profit. These two (2) measures are used because they provide measurable goals the achievement of which executives can directly impact and that the Compensation Committee believes in combination are highly correlated to increases in shareholder value.

The effect of using these two (2) measures is to simulate a return on asset goal. Because the Compensation Committee believes pre-tax profit more directly impacts shareholder value, the Committee weighs pre-tax profit more heavily than asset utilization and the two (2) measures are used instead of return on assets. When target levels are met, pre-tax profit is weighted 10% more than asset utilization.

Under the MRP Part II, individual or team goals are used to reward achievement and initiative and may be measured by both objective and subjective measures and financial and nonfinancial factors. The individual or team goals do not as directly impact shareholder value as the financial goals, so the rewards under the MRP Part II represent approximately one-third (1/3) of executives' potential target annual reward opportunities and are limited to at most 20% of fiscal year-end base salary.

For fiscal year 1994, rewards under the MRP Part I exceeded targeted levels for executives due to outstanding Company-wide performance by significantly exceeding pre-tax profit and asset utilization goals. Two unusual events were not included in the reward calculation: 1) the settlement of a lawsuit against Holden Foundation Seeds, Inc. for lost profits for misappropriation of germplasm which increased pre-tax profits by $51 million, and 2) $1.5 million of the costs associated with divestiture of the Company's interest in an edible oil plant in Egypt. The combined impact of including such factors would have significantly increased rewards. In addition, all executives exceeded their individual or team goals resulting in better than target rewards under the MRP Part II.

Long-Term Reward--Restricted Stock Program: The intent of the Long-Term Reward--Restricted Stock Program is to align the interests of executives with the long-term interests of shareholders and to focus executives on the long-term success of the Company through ownership and retention of Company stock. As a result, all executives are eligible for Restricted Stock rewards.

Executives are granted an amount of Restricted Stock approximately equal in value to the cash earned under the MRP Part I (such grants are "performance-based compensation" as defined under the Million Dollar Cap Legislation) and the cash earned under the MRP Part II, subject to minimum and maximum amounts. To be competitive, certain senior level executives are granted Restricted Stock equal in value to a multiple (1.05 - 1.35) of the cash earned under both plans. Restricted Stock is valued based on market value without regard to restrictions on transfer. Grants of such Restricted Stock are made after the fiscal year-end.

The method of determining the annual Restricted Stock reward is set forth to ensure minimum stock ownership, align executives' interests with shareholders, focus executives on the long-term success of the Company, reward goal achievement, and to be competitive with practices of Comparator Organizations. To encourage continued employment, the Restricted Stock is forfeited if an executive ceases employment within five (5) years of the grant of Restricted Stock for any reason other than death, disability, or retirement after attaining the age of 65 unless the Compensation Committee, in its sole discretion, waives the
restrictions.   Due to the Company's outstanding company-wide
performance in fiscal year 1994, executives will receive the maximum awards allowable under the Long-Term Reward--Restricted Stock Program.

Compensation of the Chairman and President

The compensation of the Chairman and President is based on the policies and programs described above.

Base Salary: The Compensation Committee decided to change the timing of executive annual merit increases from April 1 to a fiscal year cycle (September 1). Accordingly, Mr. Urban received a prorated merit increase of 2.5% on September 1, 1993 to make this transition. This salary level recognizes Mr. Urban's long-term contribution to the Company's performance and his success in strategically positioning the Company for the future.

Management Reward Program: Company performance in fiscal year 1994 far exceeded goals, and earnings were at record levels. In fact, the Company's Five-Year Plan goal of 20% return on ending equity ("ROE") was achieved a year early. Consequently, MRP Part I payouts were several times the target opportunity. Mr. Urban's reward under the MRP Part I was $857,149 or 153.72% of his fiscal year-end base salary. In addition, Mr. Urban exceeded his individual and team goals resulting in a reward of $103,157 or 18.5% of his fiscal year-end base salary (for a total reward of $960,306 or 172.22% of fiscal year-end base salary).
Mr. Urban's individual and team goals included planning for continued growth, achieving 20% ROE, expanding genetic strength across the food system, and developing alliances which enhance the value of the Company.

Long-Term Reward--Restricted Stock Program: In accordance with the Long-Term Reward--Restricted Stock Program, and reflecting the Company-wide performance and Mr. Urban's performance, shares of Restricted Stock approximately equal in value to $621,059 will be awarded to Mr. Urban. Based solely on annual performance, Mr. Urban's award would have been larger. However, the amount was limited by the maximum placed on Restricted Stock awards. The Compensation Committee believes that this grant forges an appropriate link between creation of shareholder value and Mr. Urban's long-term reward opportunities.

Compensation Committee members: Fred S. Hubbell (Chairman), Dr. Ray Goldberg and Dr. Pedro Cuatrecasas.

       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Fred S. Hubbell, Chairman of the Compensation Committee, serves as the Chief Executive Officer of Equitable of Iowa Companies. Thomas N. Urban, Chairman of the Board and President of the Company, serves on the Board of Directors for Equitable of Iowa Companies, but is not on its Compensation Committee.

Mr. Urban serves on the Board of Directors of The Weitz Corporation.
The Weitz Corporation has no formal Compensation Committee. Fred W. Weitz, Chairman, President of The Weitz Corporation, serves on the Board of Directors of the Company, but is not on its Compensation Committee.

The Company has employed in the past, and in the future may employ, The Weitz Corporation or one (1) or more of its subsidiaries as the general contractor for the construction of certain of its buildings. To date, substantially all contracts have been on a guaranteed maximum cost, fixed fee basis. Since September 1, 1993, the active contracts between The Weitz Corporation, and its subsidiaries and the Company have been approximately $7,661,728, including approximately $27,760 of scheduled but uncompleted work. The Weitz Corporation was founded in 1855 and is a leading contractor in Iowa. Mr. Weitz, President, Director, and controlling shareholder of The Weitz Corporation, is a Director of the Company. Based upon its experience with other construction companies, the Company believes that the construction services and contract terms furnished by The Weitz Corporation are comparable to those it would have obtained from other construction companies.

It is the belief of the Board of Directors of the Company that the ability of the Compensation Committee to make fair compensation decisions was not compromised by any of the interlocks.

                          COMPENSATION

Executive Compensation

The following table sets forth compensation information for the Chairman and President and the other four (4) most highly compensated Executive Officers (Named Executive Officers) for fiscal years 1992, 1993, and 1994.

                                   SUMMARY COMPENSATION TABLE
                                                            |   Long-Term Compensation  |
                 Annual Compensation                        |       Awards      |Payouts|
                  (a)         (b)     (c)       (d)     (e) |   (f)       (g)   | (h)   | (i)
                                                     Other  |Restricted         |       |All
Other
                                                     Annual |  Stock    Options/| LTIP  |
                                                     Compen-|                           |Compen-
Name and Principal Position   Year   Salary    Bonus sation | Award(s)(1)  SARs |Payouts|sation (2)
                                       ($)       ($)    ($) |   ($)       (#)   |  ($)  |  ($)
Thomas N. Urban               1994   557,604   960,306      | 621,059           |       | 20,633
 Chairman and President       1993   483,514   189,859      | 256,282           |       | 16,817
                              1992   400,040   943,219      | 490,408           |       | 13,629

Charles S. Johnson            1994   372,996   596,569      | 378,218           |       | 24,990
 Executive Vice President     1993   336,595   311,395      | 363,020           |       | 20,852
                              1992   288,575   647,676      | 325,793           |       | 17,358

Jerry L. Chicoine             1994   273,000   400,764      | 235,872           |       | 13,798
 Senior Vice President &      1993   226,560   132,095      | 146,637           |       | 11,456
 Chief Financial Officer      1992   197,543   338,868      | 144,898           |       |  9,490

Robert P. Seifert             1994   273,000   393,393      | 235,872           |       | 43,286
 Senior Vice President/Senior 1993   226,560   128,330      | 142,445           |       | 31,657
 Research Fellow              1992   198,600   336,358      | 144,898           |       | 16,163
 John D. Hintze (3)           1994   225,962   297,350      | 156,274           |       | 12,472
 Senior Vice President/       1993   190,964   100,694      | 102,722           |       | 10,402
 General Counsel              1992   171,975   249,354      | 104,598           |       |  8,654

(1) Restricted Stock is valued without regard to restrictions on transfer. Aggregate restricted stockholdings and their market values held at 1994 fiscal year-end are as follows: Mr. Urban
    71,604 shares, $2,237,625; Mr. Johnson 46,175 shares, $1,442,969;
    Mr. Chicoine 24,371 shares, $761,594; Mr. Seifert 23,462 shares,
    $733,188; and Mr. Hintze 18,134 shares, $566,688. Dividends are paid quarterly to restricted stockholders.

(2) Consists of above-market interest accruing on deferred compensation (portion of interest in excess of 120% of the applicable federal long-term rate) and Company contributions to defined contribution plan (401(k)) as follows: Mr. Urban --
    1994-above market interest $20,633, and 401(k) $0; Mr. Johnson --
    1994-above market interest $23,990, and 401(k) $1,000; Mr.
    Chicoine -- 1994-above market interest $12,798, and 401(k)
    $1,000; Mr. Seifert -- 1994-above market interest $42,286, and
    401(k) $1,000; and Mr. Hintze -- 1994-above market interest
    $11,472, and 401(k) $1,000.

(3) Resigned after the year-end.

Pension Plans

                  ESTIMATED ANNUAL RETIREMENT BENEFITS
                      FOR YEARS OF SERVICE INDICATED
Average Compensation*        10          20          30          40

     $400,000             $240,000    $240,000    $240,000    $240,000
      600,000              360,000     360,000     360,000     360,000
      800,000              480,000     480,000     480,000     480,000
    1,000,000              600,000     600,000     600,000     600,000
    1,200,000              720,000     720,000     720,000     720,000
    1,400,000              840,000     840,000     840,000     840,000
    1,600,000              960,000     960,000     960,000     960,000
    1,800,000            1,080,000   1,080,000   1,080,000   1,080,000
    2,000,000            1,200,000   1,200,000   1,200,000   1,200,000
    2,200,000            1,320,000   1,320,000   1,320,000   1,320,000

* Average compensation includes salary, bonus, and Restricted Stock valued at the date of grant without regard to restrictions on transfer
  (as reported in the Summary Compensation Table).

The above table shows the target amount of combined annual pension income payable to a covered participant at normal retirement age (age
65) under the Company's qualified defined benefit pension plan, social security, and the Company's non-qualified supplemental pension plan
(SERP). The Company plans provide for the payment of postretirement benefits on a 15-year term certain basis with death benefits payable to an employee's surviving spouse or other designated beneficiary.

The calculation of retirement benefits under the qualified pension plan is based upon years of service with the Company and average earnings for the highest five (5) consecutive years out of the last ten (10) years preceding retirement. Covered compensation includes salary and bonus (as reported in the Summary Compensation Table). Years of service as of August 31, 1994 for Named Executive Officers are as follows: Thomas N.
Urban: 23 years; Charles S. Johnson: 29 years; Jerry L. Chicoine: 9 years; Robert P. Seifert: 43 years; John D. Hintze: 5 years.

The non-qualified supplemental pension plan (SERP) provides for the payment of additional benefits to certain Executive Officers (including the Named Executive Officers). At normal retirement age (age 65), these Executive Officers will receive, when combined with qualified pension plan benefits and social security benefits, 60% of their final average earnings regardless of their length of service. These benefits are based on average earnings for the last four (4) calendar years preceding retirement. Covered compensation includes salary, bonus, and Restricted Stock valued at the date of grant, without regard to restrictions on transfer, (as reported in the Summary Compensation Table). Benefits will be paid out on a 15-year term certain basis with death benefits payable to an employee's surviving spouse or other designated beneficiary.

For purposes of the non-qualified supplemental pension plan (SERP), covered compensation as of December 31, 1993 for the Named Executive Officers is as follows: Thomas N. Urban: $1,202,881; Charles S.
Johnson: $991,015; Jerry L. Chicoine: $524,853; Robert P. Seifert:
$521,088; John D. Hintze: $420,176.

Director Compensation

Non-employee Directors receive $1,000 per month for serving as Directors, plus $2,500 for each meeting of the Board of Directors attended, and $500 for each meeting of the Committees thereof attended. Directors also are reimbursed for travel expenses incurred in connection with their attendance at Board and Committee meetings. In fiscal year 1994, Directors were also reimbursed for their spouses' travel expenses in connection with one board meeting. Employee Directors do not receive any compensation for serving on the Board of Directors. Directors may elect to use their compensation to purchase stock at its fair market value through a Monthly Stock Purchase Plan.




Severance Plans and Other Arrangements

The Company has no employment agreements with any of the Named Executive
Officers.

The Company maintains a Severance Compensation Plan for Management Employees (Severance Plan). The Severance Plan is designed to aid the Company in attracting and retaining the highly qualified individuals who are essential to its success and to avoid distractions inherent in the threat of an involuntary change in control.

The Severance Plan is triggered upon a change in control of the Company. In the event of involuntary termination of employment within three (3) years following a change in control, participants under the Severance Plan are entitled to a cash payment equal to three (3) times the participant's annual compensation. Annual compensation under the Severance Plan is defined as base salary plus annual bonuses paid by the Company to the participant during the 12-month period prior to the participant's involuntary termination of employment. Management employees include all of the Named Executive Officers as well as all other managerial personnel. Each participant entitled to benefits under the Severance Plan is entitled to receive additional amounts equal to the amount of any federal excise taxes imposed upon compensation payable upon a change in control.

The Named Executive Officers and other key employees customarily have been granted Company stock under the Restricted Stock Plan that vests upon completion of five (5) years of continuous employment following the grant. The Restricted Stock vests upon completing five (5) years of employment following the grant, upon a Change in Control, upon termination because of normal retirement, death or disability, with the consent of the Compensation Committee upon early retirement or for other reasons the Compensation Committee deems appropriate.

The Named Executive Officers and other key employees are entitled to receive non-qualified Supplemental Pension Plan (SERP) benefits and deferred compensation benefits (the Named Executive Officers and other key employees are entitled to defer a lifetime maximum of $100,000 of their compensation with earnings at above market interest) if they are terminated without cause or resign for a stated good reason within five
(5) years following a Change in Control. Participants' beneficiaries will also receive benefits in the case of death. Otherwise SERP benefits will be paid upon normal retirement (age 65) or in the Board of Directors' discretion upon other termination. Deferred compensation benefits will be paid with accrued above market interest upon normal retirement (age 65), with benefits reduced on early retirement (age 58), and at the prime interest rate upon other termination.

Company contributions to the 401(k) Defined Contribution Plan shall vest over a five (5) year period and otherwise shall vest upon retirement, death, or disability, and termination for other than cause within three
(3) years of a Change in Control. The maximum contribution by the Company is $1,000 per employee.

For purposes of the Severance Plan, the Restricted Stock Plan, SERP, the Deferred Compensation Plan, and the 401(k) Plan, "Change in Control" means an acquisition by any person of 25% or more of any class of voting securities of the Company or election of 25% or more of the Board of Directors without recommendation from the Board.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company's Common Stock versus the S&P 500 and Value Line Food Processors Large Cap Index and Small Cap Index combined ("Combined Value Line Index") for the five (5) year period commencing August 31, 1989. The Value Line Food Processor Large Cap Index includes the Company and the Value Line Food Processor Small Cap Index includes the Company's only major competitor that is publicly traded. The other major competitors are divisions or subsidiaries of larger publicly traded companies.

            1989      1990       1991      1992      1993      1994
PHYB        $100.00   $97.30     $131.45   $203.81   $256.63   $249.11
S&P 500     $100.00   $94.95     $120.50   $130.08   $149.79   $157.95
Peer Group  $100.00   $100.93    $143.92   $149.07   $142.74   $152.55

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year and reinvestment of dividends. Cumulative total return assumes reinvestment of dividends.

                                PROPOSAL 2

                          APPROVAL OF AUDITORS

The Board of Directors, pursuant to the recommendation of its Audit Committee, engaged KPMG Peat Marwick to audit the Company's financial statements.

Although this appointment is not required to be submitted to a vote of the shareholders, the Board of Directors continues to believe it is appropriate as a matter of policy to request that shareholders ratify the appointment of KPMG Peat Marwick as principal independent auditors. If the shareholders should not ratify the appointment, the Audit Committee will investigate the reasons for shareholder rejection and the Board of Directors will reconsider the appointment. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent auditor if the Board of Directors determines that such a change would be in the best interest of the Company and its shareholders.

The Company has been advised that neither KPMG Peat Marwick nor any of its partners has any direct or any material indirect financial interest in the securities of the Company or any of its subsidiaries, and has had no material relationship with the Company or its subsidiaries, except as auditors and consultants on accounting procedures, compensation, securities, and tax matters.

A representative from KPMG Peat Marwick will be at the Annual Meeting, will have the opportunity to make a statement, if the representative so desires, and will be available to respond to appropriate questions during the meeting.

On May 21, 1993, the Company's relationship with McGladrey & Pullen as principal accountants engaged to audit the Company's financial statements ceased. The cessation occurred after the Audit Committee of the Company's Board of Directors recommended a change of accountants.

McGladrey & Pullen's reports on the financial statements of the Company for the years ended August 31, 1991 and 1992 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the two (2) fiscal years ended August 31, 1991 and 1992 and the subsequent interim periods through February 28, 1993, there were no disagreements with McGladrey & Pullen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of McGladrey & Pullen, would have caused them to make reference to the subject matter of such disagreement in connection with their reports.

                  ANNUAL REPORT TO SHAREHOLDERS

The Company's Annual Report to Shareholders for the fiscal year ended August 31, 1994 is enclosed. The Annual Report is not to be regarded as Proxy solicitation material.

            SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

The Board of Directors presently expects that the 1996 Annual Meeting will be held on February 27, 1996. A shareholder intending to present a proposal to the 1996 Annual Meeting and wishing to have such proposal included in the Proxy Statement and form of Proxy to be distributed by the Board of Directors in connection with the 1996 Annual Meeting must submit such proposal in writing to the Secretary, Pioneer Hi-Bred International, Inc., 700 Capital Square, 400 Locust Street, Des Moines, Iowa 50309. Such proposal must be received by the Company at that address no later than September 15, 1995 in order to be included in the Proxy Statement.

                                 BY ORDER OF THE BOARD OF DIRECTORS

                                 Jerry L. Chicoine, Secretary



SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE REMINDED TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PREPAID
ENVELOPE PROVIDED.




                              EXHIBIT A
                                                        January 13, 1995

                 PROCEDURES FOR DETERMINING CHANGES IN
                 BENEFICIAL OWNERSHIP OF COMMON STOCK

 - Effective November 14, 1985, the Articles of Incorporation of Pioneer Hi-Bred International, Inc. (the "Company") were amended (the "Voting Amendment") to provide that, subject to the provisions below, every share of the Company's Common Stock is entitled to five (5) votes per share if it has been beneficially owned continuously by the same holder for a period of 36 consecutive months preceding the record date for the shareholders' meeting.
     All other shares carry one (1) vote.

 - In general, the Voting Amendment provides that a change in beneficial ownership of a share of Common Stock occurs whenever any change occurs in the person or group who has or shares voting power, investment power, the right to receive sale proceeds, or the right to receive dividends or other distributions with respect to such share.

 - In the absence of proof to the contrary provided in accordance with the procedures referred to below, a change in beneficial ownership shall be deemed to have occurred whenever a share of Common Stock is transferred of record into the name of any person.

 - In the case of a share of Common Stock held of record in the name of a corporation, partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, or in any other name except that of a natural person, if it has not been established pursuant to such procedures that there has been no change in the person or persons who direct the exercise of the powers or rights referred to above with respect to such share of Common Stock during the period of 36 months immediately preceding the date on which a determination is made of the shareholders who are entitled to take any action, then a change in beneficial ownership shall be deemed to have occurred during such period.

 - There are several exceptions and qualifications to the terms of the Voting Amendment described above. For a copy of the complete Voting Amendment, please contact the Company at the address listed below.

 - Shareholders who hold their shares in "street name" or through any other method specified above are required to submit proof of continued beneficial ownership to the Company in order to be entitled to five (5) votes per share. Such proof must consist of a written certification by the record owner that there has been no change in beneficial ownership (as defined in the Voting Amendment) during the relevant period. The required form for this certification is attached. The Company reserves the right, however, to require evidence in addition to the certification in situations where it reasonably believes an unreported change may have occurred. Proof (including certifications) will be accepted only if it is received by the Tabulating Agent at least five (5)
    days before the date for the shareholders' meeting.

 - The Company will notify shareholders of record who are natural persons, in advance of a shareholders' meeting, of the Company's determination as to the number of shares for which they are entitled to five (5) votes per share and the number of shares for which they are entitled to one (1) vote. This determination will be shown on the Proxy cards for such shareholders. Shareholders of record who disagree with such determination may certify that no change in beneficial ownership has occurred during the relevant period by following the same procedure set out in the previous paragraph for other shareholders.

For Further Information

For further information concerning the Voting Amendment in general, or its applicability to a shareholder's particular circumstances, please contact the Company:

             Pioneer Hi-Bred International, Inc.
             700 Capital Square, 400 Locust Street
             Des Moines, IA   50309
             Attention:  Jerry L. Chicoine, Secretary

             Telephone number:    515-248-4800 or (800)247-5258 or
                                  (800)247-6803




                  PIONEER HI-BRED INTERNATIONAL, INC.

                    SHAREHOLDER CERTIFICATION FORM
                                FOR
                    ANNUAL MEETING OF SHAREHOLDERS
                                ON
                         FEBRUARY 28, 1995


                USE ONLY IF YOU CLAIM MORE VOTING RIGHTS
                   THAN INDICATED ON YOUR PROXY CARD

The undersigned certifies that:

    1. Of the _______________ shares of the Company's Common Stock held of record by the undersigned on the close of business on December 27, 1994, ________________ shares have been beneficially owned continuously by the same person since December 28, 1991; and

    2. (Applicable only to shareholders who are natural persons) -- the following is a statement supporting why the undersigned disagrees with the Company's determination of the voting power (as shown on the Proxy card) to which the undersigned is entitled in connection with the Annual Meeting:

________________________________________________________________________

________________________________________________________________________

________________________________________________________________________

________________________________________________________________________


Dated: _____________________________________________________________


________________________________________________________________________
(Print Shareholder Name)                    (Print Shareholder Name)

________________________________________________________________________
Signature of Shareholder(s)              Signature of Shareholder(s)

Please sign exactly as name appears on the Proxy for the Annual Meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

THIS CERTIFICATION SHOULD BE RETURNED IN THE ENCLOSED POSTAGE PAID ENVELOPE PROVIDED.





                PIONEER HI-BRED INTERNATIONAL, INC.
     Proxy For Annual Meeting of Shareholders--February 28, 1995

          THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas N. Urban and Jerry L. Chicoine, or either of them, as Proxies, with the power of substitution in each, to vote all shares of the Common Stock of Pioneer Hi-Bred International, Inc. (the "Company") held of record by the undersigned at the close of business on December 27, 1994, at the Annual Meeting of Shareholders of the Company to be held on February 28, 1995, at 2:00 P.M., Central Standard Time, and at any adjournment thereof, on all matters set forth in the Notice of Meeting and Proxy Statement, a copy of which has been received by the undersigned, as follows on the reverse side.

IN THEIR DISCRETION, THE PROXIES ARE EACH AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY
ADJOURNMENTS THEREOF.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" EACH OF THE MATTERS STATED.

NQ=Total number of votes for shares eligible for one vote per share
   (___ NQ divided by 1 = ___ NQ shares)
 Q=Total number of votes for shares eligible for five votes per share
   (____ Q divided by 5 = _____ Q shares)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE





      Please mark votes as in this example.

IMPORTANT: Please place a mark in the appropriate box. Please date, sign, and return promptly using the enclosed envelope.

1.  Election of Directors -

Class I Nominees:     Dr. Pedro M. Cuatrecasas
                      Fred S. Hubbell
                      Charles S. Johnson
                      H. Scott Wallace
                      Herman H.F. Wijffels


Class III Nominee:    Nancy Y. Bekavac
                      Luiz Kaufmann





           0  FOR                     0  WITHHELD

           0  _________________________________________________
                  For all nominees except as noted above.

2.   Ratification of KPMG Peat Marwick as independent auditors.

         0  FOR        0  AGAINST      0  ABSTAIN

Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature __________________________________  Date ____________________

Signature __________________________________  Date ____________________


MARK HERE FOR                       MARK HERE IF YOU
ADDRESS CHANGE  0                  PLAN TO ATTEND   0
AND NOTE BELOW                      THE MEETING